Exhibit 99.1

IFF Reports Second Quarter 2008 Results

Sales Up 11%; 4% in Local Currency

Flavors Sales Up 15%; 8% in Local Currency

Fragrances Sales Up 8%; 1% in Local Currency

Double-Digit Increase in Adjusted EPS

NEW YORK--(BUSINESS WIRE)--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today announced results for the second quarter 2008. On a GAAP basis, earnings per share (EPS) were $0.83 in the 2008 second quarter, versus $0.87 in the prior year quarter. Second quarter 2008 adjusted earnings per share after special items were $0.81, a 13 percent increase versus the $0.72 earned in the prior year quarter on a comparable basis.

The 2008 second quarter results included employee separation costs of $3.4 million or $0.03 per share, and a $3.9 million or $0.05 per share benefit from favorable tax rulings with respect to prior periods. The 2007 second quarter results included a pre-tax gain on a land sale of $5.3 million or $0.04 per share, as well as a $10 million or $0.11 per share benefit from favorable tax rulings with respect to prior periods.

Operating profit for the quarter was 16.0 percent of sales, including employee separation costs, compared to 17.9 percent in the prior year period.

“The four percent local currency sales growth during the second quarter keeps us on track to deliver on our long-term revenue and EPS goals,” said Robert M. Amen, IFF’s Chairman and CEO. “While North America continues to be a challenge, total Company revenue benefited from growth in the Greater Asia and Latin America regions where sales grew 20 percent or more. Our non-U.S. sales in the second quarter amounted to 75 percent of total revenue, with more than one-third coming from the world's emerging markets.”

Mr. Amen continued, “Our teams remain focused on creating innovative and consumer-preferred flavors and fragrances that help our customers grow their brands, especially in the emerging markets where demand for consumer goods is outpacing GDP growth.”

Second quarter 2008 sales were $636 million, up 11 percent from the prior year period. Reported sales benefited from the generally weaker U.S. dollar, mainly against the Euro; at comparable exchange rates, sales would have increased 4 percent over the 2007 quarter.

Flavors Business Unit

The 15 percent growth in Flavors sales resulted from both market share gains and volume increases of existing business. Growth in Latin America was particularly strong with Flavors sales up 36 percent in the quarter. Greater Asia posted sales growth of 22 percent. Excluding the impact of currencies, Flavors sales were up 8 percent.

Fragrances Business Unit

Fragrances sales increased 8 percent on a reported basis and 1 percent excluding the impact of currencies – a significant improvement over first quarter 2008 results. Looking at total second quarter reported revenue by geographic region, Fragrances sales grew 18 percent in Greater Asia, 15 percent in Europe and 14 percent in Latin America. These gains offset an 11 percent decline in North America.

Second Quarter 2008 Overview

  Gross profit, as a percentage of sales, was 41.5 percent compared with 42.9 percent in the prior year quarter. This decrease was mainly the result of the decline in North America sales, which impacted absorption of manufacturing expenses, most notably in fragrance compounds. In addition, product mix and some impact of higher material costs also affected margins.
  Research and development spending, as a percentage of sales, was 8.8 percent versus 8.5 percent in second quarter 2007, which reflects increasing investments in customer applications.
  Selling and administrative expenses, as a percentage of sales, increased to 16.5 percent as compared to 15.9 percent in second quarter 2007. The 2008 expenses included $3.4 million of employee separation costs.
  Interest expense totaled $19 million as compared to $8 million in second quarter 2007, due to higher borrowings incurred in connection with the 2007 accelerated share repurchase program, which was completed in June 2008. Average cost of debt was 6.0 percent for the quarter as compared to 4.2 percent in the 2007 second quarter.
  Effective tax rate for second quarter 2008 was 23.2 percent compared to 19.2 percent in the prior year quarter. Both periods benefited from favorable tax rulings with respect to prior periods; excluding the benefit of these favorable rulings, the effective tax rate for second quarter 2008 and 2007 would have been 27.6 percent and 29.4 percent, respectively.
  Average number of diluted shares (in millions) was 80.6 compared to 90.1 in second quarter 2007.

About International Flavors & Fragrances Inc.

IFF is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionary and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our Web site at www.iff.com.

Individuals interested in receiving future updates on IFF via e-mail can register at http://ir.iff.biz.

Audio Web Cast

An audio Web cast, to discuss the Company’s second quarter 2008 financial results and outlook, will be held Thursday, July 31 at 9:00 a.m. ET. Interested parties can access the Web cast, accompanying slide presentation, press release, Generally Accepted Accounting Principles (GAAP) reconciliation and Form 10-Q on the Company’s Web site at www.iff.com, under the “Investor Relations” section. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site approximately one hour after the event and will remain available on the IFF Web site until August 14, 2008.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this quarterly release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as “expect,” “believe,” “outlook,” “guidance,” “may,” and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest savings, earnings and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in the Company's markets, including economic, inflationary and recessionary pressures, high energy and commodity prices, decline of the U.S. dollar, population health and political uncertainties; interest rates; the price, quality and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact on cash and the impact of increased borrowings related to the July 2007 share repurchase program; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the success of the Company’s hedging and risk management strategies; the outcome of uncertainties related to litigation; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this report that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2008	2007	Change	2008	2007	Change

Net sales	$636,126	$573,726	11	$1,232,731	$1,139,827	8
Cost of goods sold	372,345	327,668	14	723,474	657,050	10
Gross margin	263,781	246,058	7	509,257	482,777	5
Research and development	56,166	48,760	15	108,222	95,392	13
Selling and administrative	104,662	91,198	15	194,811	182,469	7
Amortization of intangibles	1,539	3,555	(57)	3,078	7,111	(57)
Restructuring and other charges	(255)	-		5,967	-
Interest expense	18,545	8,396		36,764	16,710
Other (income) expense, net	(4,117)	(2,819)		(1,812)	(2,986)
Pretax income	87,241	96,968	(10)	162,227	184,081	(12)
Taxes on income	20,209	18,596	9	39,252	43,020	(9)
Net income	$67,032	$78,372	(14)	$122,975	$141,061	(13)

Earnings per share
Basic	$0.84	$0.88		$1.54	$1.58
Diluted	$0.83	$0.87		$1.52	$1.56

Average shares outstanding
Basic	79,627	89,174	(11)	79,962	89,276	(10)
Diluted	80,578	90,124	(11)	80,916	90,391	(10)

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	June 30,	December 31,
	2008	2007
Cash and cash equivalents	$119,490	$151,471
Short-term investments	55	604
Receivables	521,120	450,579
Inventories	525,651	484,222
Other current assets	112,705	103,602
Total current assets	1,279,021	1,190,478

Property, plant and equipment, net	514,920	508,820
Goodwill and other intangibles, net	729,759	732,836
Other assets	295,078	294,654
Total assets	$2,818,778	$2,726,788

Bank borrowings and overdrafts	$147,562	$152,473
Other current liabilities	395,269	386,423
Total current liabilities	542,831	538,896

Long-term debt	1,068,884	1,060,168
Non-current liabilities	564,078	510,527

Shareholders' equity	642,985	617,197
Total liabilities and shareholders' equity	$2,818,778	$2,726,788

International Flavors & Fragrances Inc.
Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:

Net income	$122,975	$141,061
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	42,529	42,287
Deferred income taxes	851	4,629
Gain on disposal of assets	(684)	(6,737)
Equity based compensation	8,898	8,248
Changes in assets and liabilities
Current receivables	(57,879)	(54,058)
Inventories	(25,151)	(1,258)
Current payables	(16,060)	(38,535)
Changes in other assets	(23,855)	(1,831)
Changes in other liabilities	27,226	1,836
Net cash provided by operations	78,850	95,642

Cash flows from investing activities:

Additions to property, plant and equipment	(28,808)	(21,331)
Purchase of investments	(3,983)	(4,786)
Proceeds from investments	-	8,978
Proceeds from disposal of assets	934	8,751
Net cash used in investing activities	(31,857)	(8,388)

Cash flows from financing activities:

Cash dividends paid to shareholders	(37,143)	(37,230)
Net change in bank borrowings and overdrafts	(12,333)	(496)
Proceeds from issuance of stock under stock plans	2,840	36,461
Excess tax benefits on stock options exercised	38	3,914
Purchase of treasury stock	(29,995)	(80,711)
Net cash used in financing activities	(76,593)	(78,062)
Effect of exchange rates changes on cash and cash equivalents	(2,381)	471
Net change in cash and cash equivalents	(31,981)	9,663
Cash and cash equivalents at beginning of year	151,471	114,508
Cash and cash equivalents at end of period	$119,490	$124,171
Interest paid	$41,282	$19,553
Income Taxes paid	$18,441	$21,866

International Flavors & Fragrances Inc. Segment Profit (Amounts in thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net Sales
Flavors	$289,794	$252,541	$563,601	$495,983
Fragrances	$346,332	$321,185	$669,130	$643,844
Consolidated	$636,126	$573,726	$1,232,731	$1,139,827

Operating Profit
Flavors	$56,861	$52,580	$113,789	$97,394
Fragrances	$56,339	$58,273	$103,235	$117,141
Global Expenses	$(11,531)	$(8,308)	$(19,845)	$(16,730)
Consolidated	$101,669	$102,545	$197,179	$197,805

Interest Expense	$(18,545)	$(8,396)	$(36,764)	$(16,710)
Other income (expense), net	$4,117	$2,819	$1,812	$2,986
Income before taxes	$87,241	$96,968	$162,227	$184,081

International Flavors & Fragrances Inc. Regulation G Reconciliation Schedule

Earnings Per Share
	2008
	Q1	Q2	YTD*
EPS Reported	$0.69	$0.83	$1.52
Employee Separation Costs		0.03	0.03
Restructuring Charges	0.06		0.06
Insurance Recovery	(0.02)		(0.02)
Tax Adjustment (1)	(0.03)	(0.05)	(0.07)
EPS as Adjusted	$0.70	$0.81	$1.51

	2007
	Q1	Q2	YTD*
EPS Reported	$0.69	$0.87	$1.56
Gain on Asset Sale		(0.04)	(0.04)
Tax Adjustment (1)		(0.11)	(0.11)
EPS as Adjusted	$0.69	$0.72	$1.41

(1) Favorable tax ruling benefit related to prior years

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

	9/30/2007	12/31/2007	3/31/2008	6/30/2008	Total
Net Income	$58.8	$47.2	$55.9	$67.0	$228.9
Interest expense	8.6	16.2	18.2	18.6	61.6
Income Taxes	21.8	16.8	19.0	20.2	77.8
Depreciation	16.9	17.8	18.0	21.4	74.1
Amortization	3.6	2.2	1.5	1.6	8.9
Restructuring charges	5.9	-	6.2	(0.2)	11.9

EBITDA	$115.6	$100.2	$118.8	$128.6	$463.2

	9/30/2006	12/31/2006	3/31/2007	6/30/2007	Total
Net Income	$63.7	$47.9	$62.7	$78.4	$252.7
Interest expense	6.5	7.4	8.3	8.4	30.6
Income Taxes	27.1	14.4	24.4	18.6	84.5
Depreciation	18.6	19.1	17.3	17.9	72.9
Amortization	3.7	3.7	3.6	3.5	14.5
Restructuring charges	0.3	2.0	-	-	2.3

EBITDA	$119.9	$94.5	$116.3	$126.8	$457.5

This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP

These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period to period comparative basis, the relative impact of restructuring and employee separation charges, an insurance recovery related to a product contamination issue, a gain from the sale of land and the benefit of tax rulings relating to prior years. The adjusted information is intended to be more indicative of the Company’s core operating results.

* The sum of the individual quarter’s net income per share does not equal the earnings per share for the year-to-date due to changes in average shares outstanding during the year.

CONTACT:
International Flavors & Fragrances Inc.
Investors:
Yvette Rudich, 212-708-7164
Director of Corporate Communications
or
Media:
Melissa Sachs, 212-708-7278
Manager, Corporate Communications